Exhibit 5.1

September 24, 2025

Hyperion DeFi, Inc.

23461 South Pointe Drive, Suite 390

Laguna Hills, CA 92653

Ladies and Gentlemen:

We have acted as counsel to Hyperion DeFi, Inc. (f/k/a Eyenovia, Inc.), a Delaware corporation (the “Company”), in connection with the issuance and sale of additional shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $60,225,987 (the “Shares”), pursuant to the Amended and Restated Sales Agreement, dated December 30, 2024, as amended by Amendment No. 1, dated September 24, 2025 (as amended, the “Sales Agreement”) between the Company and Chardan Capital Markets, LLC, as sales agent. The offer and sale of the Shares are being registered under the Securities Act of 1933 (the “Securities Act”) pursuant to the Company’s registration statement on Form S-3 (File No. 333-282458), which was filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2024 (the “Registration Statement”).

We have reviewed the Sales Agreement, the Registration Statement and the prospectus, dated October 8, 2024, as supplemented by a prospectus supplement with respect to the offer and sale of the Shares, as filed with the SEC on December 30, 2024 and as further supplemented on the date hereof. We have also reviewed the notice of the Registration Statement’s effectiveness, dated October 8, 2024, posted on the website of the SEC at www.sec.gov, and such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that (i) all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals, and (ii) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation, as amended and restated from time to time.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Sales Agreement and upon receipt by the Company of full payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the Commonwealth of Massachusetts. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP